Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation names Francis X. Sullivan new chief operating officer
Sullivan replaces Gregory N. Dudkin, who is on extended medical leave

ALLENTOWN, Pa. (Jan. 5, 2023) — PPL Corporation (NYSE: PPL) announced today it has promoted Francis X. Sullivan to executive vice president and chief operating officer effective Jan. 1, 2023. Sullivan succeeds Gregory N. Dudkin, who is on extended medical leave and not expected to return to PPL.
In his new position, Sullivan will report to PPL President and Chief Executive Officer Vincent Sorgi and oversee PPL's regulated utility operations, with the presidents of PPL's Kentucky, Pennsylvania and Rhode Island utility companies reporting to him. Dudkin will remain executive vice president while on medical leave.
“Greg has been an exceptional leader and colleague, someone who has always been focused on delivering the highest levels of service to our customers, developing high-performing teams and inspiring a culture of innovation within PPL,” said Sorgi.
“He will be missed, and we wish Greg and his family the very best as they deal with these difficult times. At the same time, I have complete confidence in Fran and our operations leadership team as we continue our focus on creating the utilities of the future, executing our clean energy strategy and driving long-term value for our customers and shareowners.”
Sullivan brings more than four decades of energy industry experience to his new role. He joined PPL as vice president–Operations Performance on Oct. 1, 2021. Prior to PPL, he served as senior operations advisor for Kindle Energy LLC for more than two years and as an independent consultant to the power sector since 2018.
From 2008 to 2018, Sullivan served as NRG Energy’s senior vice president of operations and was accountable for one of largest portfolios of generation assets in the U.S. While at NRG, Sullivan was instrumental in driving operational excellence that resulted in a decade of continuous improvement in safety, environmental compliance, generation availability and operational efficiency.
Prior to that, he served for more than a decade in a variety of leadership roles with Public Service Enterprise Group. He has a bachelor’s degree in electrical engineering from Union College and a master’s in business administration from Drexel University.
“Fran’s strong leadership skills, insight and experience will make him an excellent addition to our executive leadership team as we continue to transform PPL and to position it for growth and success in a changing energy landscape,” said Sorgi.

About PPL Corporation
PPL Corporation (NYSE: PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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